Exhibit 99.2

To Our AppLovin Shareholders:

Our financial results for the third quarter of 2022 reflect the resilient demand for our high-margin Software Platform and our proactive actions to optimize the Apps segment for higher cash flow as we navigate a challenging backdrop of the mobile app industry. Our industry-leading software solutions continue to enable marketers to reach and monetize audiences with superior performance. This leadership in performance is how we historically achieved rapid year-over-year growth and remains the key to our long-term success.

We appreciate that it is a difficult year for investors in high-growth, technology businesses — including AppLovin. The broader macroeconomic environment changed rapidly while the mobile app economy shifted from a period of consistent growth to contraction. These trends make it tougher for companies like ours to grow. Notwithstanding, we believe that we are uniquely positioned to emerge from the current economic downturn stronger than ever given our distinctive technology, our strong and scaled platform, and our superior team.

We’re projecting to generate over $1 billion Adjusted EBITDA this year and to convert a significant percentage to cash. The stability of our market-leading solutions and cash generation gives us the ability to invest in a disciplined way to maintain and grow our leadership both in our core category and, over time, in adjacent markets that build on our core.

We have a committed and world-class team that retains the same agility and hunger to lead our industry. We have succeeded through relentless focus and innovation and will continue to improve our market-leading solutions, drive both top and bottom-line growth, and reward those stakeholders who support us along the way. While app sector is challenging right now due to limitations in new user discovery, consumers are still playing games and using apps for 4-5 hours per day. We’re set up to accelerate our business long-term, and during this window we are laser focused on the strategic priorities below:

•	Attract and retain the best talent in the industry and motivate and empower them to deliver outsized impact – culture and execution excellence differentiates winners

AppLovin Corporation / 3Q22 Shareholder Letter	1

•	Improve our core technologies, including step change improvement in leveraging our machine learning engine, which can yield substantial revenue at high margins over time

•	Invest in new initiatives, which will take time to develop, but if successful will materially widen our business footprint and strengthen our core

•	Optimize our portfolio of Apps and overall cost structure

•	Deploy our capital strategically, including for opportunistic share repurchases

•	Build a shareholder base that is aligned with our approach and long-term outlook

For 3Q22, our Software Platform revenue was up 59% year-over-year to $307 million with growth in both the number of installs, as well as price per install. The Apps segment declined 24% to $407 million as we continue to optimize our portfolio of apps to drive higher cash flow. Total revenue declined 2% year-over-year to $713 million while Net Income improved to $24 million from $0.1 million for a net margin of 3%.

Our business continues to deliver a healthy overall margin. In 3Q22, Adjusted EBITDA increased 35% year-over-year to $258 million, a 36% margin, with both segments seeing year-over-year growth. Our Software Platform business grew Adjusted EBITDA 46% year-over-year to $190 million, representing a 62% segment Adjusted EBITDA margin. For the Apps segment, Adjusted EBITDA increased 12% year-over-year to $67 million with a 17% Adjusted EBITDA margin up from an 11% margin a year ago.

Given the dynamic environment in which we operate, as well as ongoing market volatility due to macroeconomic factors, it is challenging to predict future market growth. As a result, we will only provide guidance for the next quarter and no longer expect to provide annual targets. For 4Q22, we expect revenue of $685 to $700 million, Adjusted EBITDA of $250 to $265 million, and an Adjusted EBITDA margin of 36% to 38%. This revised outlook for 4Q22 assumes revenue and margin for each segment is relatively in-line with 3Q22.

Our 4Q22 outlook implies $2.80 to $2.81 billion in revenue for 2022, which is below the bottom end of our prior outlook of $2.84 billion due to tighter digital ad budgets set by advertisers and ongoing macroeconomic headwinds. While we are disappointed to be revising our outlook, we still expect to grow Adjusted EBITDA ~46% year-over-year to $1.06 billion at the midpoint of our guidance and are proud of our team’s execution to deliver that level of growth in such dynamic market conditions.

	4Q22E	2022E (UPDATED, BASED ON 4Q22)	2022E PRIOR
Total Revenue	$685 to $700 million	$2.80 – $2.81 billion	$2.84 - $3.14 billion
Adjusted EBITDA[1]	$250 to $265 million	$1.05 – $1.07 billion	$1.20 billion
Adjusted EBITDA Margin	36% - 38%	37% - 38%	37% - 40%

Our ability to target over $1 billion in Adjusted EBITDA in 2022 gives us a lot of confidence in our business. We will continue to use our cash flow and balance sheet to invest in our business and team. Given the right opportunities, we also expect to continue deploying our capital towards repurchasing our shares. We had $944 million of cash and cash equivalents at the end of 3Q22, and of our previously approved $750 million stock repurchase program we have over $400 million of capacity remaining.

[1]

We have not provided the forward-looking GAAP equivalents for forward-looking non-GAAP metrics, specifically Adjusted EBITDA and Adjusted EBITDA margin, or a GAAP reconciliation as a result of the uncertainty regarding, and the potential variability of, reconciling items such as stock-based compensation expense. Accordingly, a reconciliation of these non-GAAP guidance metrics to their corresponding GAAP equivalent is not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results. We have provided historical reconciliations of GAAP to non-GAAP metrics in tables at the end of this letter.

AppLovin Corporation / 3Q22 Shareholder Letter	2

3Q22

Financial Overview

ALL COMPARISONS ARE TO 3Q21 UNLESS OTHERWISE NOTED. WE ACCOUNTED FOR $210 MILLION IN PUBLISHER BONUSES AS A CONTRA-REVENUE ADJUSTMENT IN 1Q22. THIS AMOUNT IS REFLECTED IN FIGURES BELOW, BUT IS ADDED BACK TO ADJUSTED EBITDA.

Revenue was $713 million, a decline of 2%. Software Platform increased to 43% of total revenue compared to 27%.	Software Platform revenue grew 59% to $307 million. Segment Adjusted EBITDA grew 46% to $190 million, a 62% margin.

Net Income was $24 million, a net margin of 3% compared to net income of $0.1 million and a net margin of 0%.	Software Platform Enterprise Clients (SPEC)[2] grew 84% to 538. NDBRR[3] was 166%.

Adjusted EBITDA[1] increased 35% to $258 million and Adjusted EBITDA margin improved to 36% from 26%.	Apps revenue declined 24% to $407 million. Segment Adjusted EBITDA improved 12% to $67 million, a 17% margin.

Software Platform Update

During the third quarter of 2022, we grew Software Platform revenue 59% year-over-year to $307 million. This growth reflects the demand for our marketing, monetization, and attribution technologies. We drove adoption of our Software Platform with new clients in 3Q22 as we reached 538 Software Platform Enterprise Clients (SPEC) on a last twelve month (LTM) basis, and we continued to drive growth in revenue from existing clients over the last year. Our net dollar-based retention rate (NDBRR) at the end of 3Q22 was 166%.

Our Software Platform revenue was down slightly compared to 2Q22 reflecting ongoing challenges facing the mobile app industry and macro headwinds, which resulted in advertisers more closely managing their ad budgets and adjusting their return on ad spend goals. Software Platform Adjusted EBITDA grew 46% year-over-year to $190 million at a margin of 62%. The year-over-year decline in our segment margin reflects ongoing investment in our team and technology that will enable us to continue to innovate while also facilitating the expansion of our Software Platform to new use cases. We continue to target long-term Software Platform Adjusted EBITDA margins of 65% to 70% driven by continued growth in our Software Platform revenue.

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Apps Business Update

Apps revenue was $407 million in 3Q22, down 24% year over year, primarily due to a decline in Consumer revenue from our Project Makeover and Matchington Mansion apps. Apps Adjusted EBITDA increased 12% year-over-year to $67 million and Adjusted EBITDA margin improved to 17% from 11% through lower user acquisition and operating costs. We continue to make significant changes to how our studios operate and are structured to improve cash flow as part of our ongoing strategic review of the Apps segment. During 3Q22, this included redirecting investment in new games toward key studios, the sale of non-strategic assets, reducing our user acquisition spend and optimizing across the portfolio, further reducing the overall headcount of the Apps business, and evaluating restructuring of earnout arrangements. We continue to optimize our Apps business and evaluate opportunities to drive increased shareholder value through the retention, restructure, or sale of certain assets.

AppLovin Corporation / 3Q22 Shareholder Letter	5

Conclusion

The AppLovin team remains focused on what we do best and what we can control—building great technologies and solutions and executing effectively and efficiently—all with the mindset to grow our cash flow and long-term shareholder value. We believe our team, technologies, products and cash flow will ultimately allow us to return to growth and yield strong returns for all stakeholders.

We thank you for your interest and support of AppLovin.

Regards, Adam Foroughi, CEO	Herald Chen, President & CFO

AppLovin Corporation / 3Q22 Shareholder Letter	6

Appendix

This shareholder letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “going to,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this letter to shareholders include, but are not limited to, statements regarding our future financial performance, including our expected financial results, guidance, long-term goals and growth prospects; our areas of focus during this economic downturn, and the impacts of such focuses on our business; our expectations regarding our revenue and the financial performance of each of our segments; trends in ad pricing; our ongoing review of our Apps portfolio and actions we may or may not take as a result of our Apps review; our expectations regarding the impact of macroeconomic and current industry conditions; our expectations regarding future product development and investments in our business; and our expectations regarding our acquisitions and divestitures. Our long-term goals are based on our current roadmap and are contingent upon many factors, including our own execution and the economy in general, and we may modify our goals or pursue alternative objectives at any time. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties, including changes in our plans or assumptions, which could cause actual results to differ materially from those projected. These risks include our inability to forecast our business due to our limited operating history, the macroeconomic environment, fluctuations in our results of operations, our ability to execute on our updated operating plan for our Apps business, our ability to scale our Software Platform to support new users, the competitive mobile app ecosystem, our inability to adapt to emerging technologies and business models, and risks relating to our ongoing review of our Apps portfolio. The forward-looking statements contained in this letter are also subject to other risks and uncertainties, including those more fully described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2022. The forward-looking statements in this letter are based on information available to us as of the date hereof, and we disclaim any obligation to update any forward-looking statements, except as required by law.

AppLovin Corporation / 3Q22 Shareholder Letter	7

Non-GAAP Financial Metrics

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”), this shareholder letter includes certain financial measures that are not prepared in accordance with GAAP, including Adjusted EBITDA, Adjusted EBITDA margin and certain measures adjusted for publisher bonuses. A reconciliation of each such non-GAAP financial measure to the most directly comparable GAAP measure can be found below.

We define Adjusted EBITDA for a particular period as net income (loss) before interest expense and loss on settlement of debt, other (income) expense, net (excluding certain recurring items), provision for (benefit from) income taxes, amortization, depreciation and write-offs and as further adjusted for non-operating foreign exchange (gains) losses, stock-based compensation expense, acquisition-related expense and transaction bonuses, publisher bonuses, MoPub acquisition transition services, restructuring costs, loss (gain) on extinguishments of acquisition-related contingent consideration, lease modification and abandonment of leasehold improvements, and change in the fair value of contingent consideration. We define Adjusted EBITDA margin as Adjusted EBITDA divided by revenue for the same period.

We believe that the presentation of these non-GAAP financial measures provides useful information to investors regarding our results of operations and operating performance, as they are similar to measures reported by our public competitors and are regularly used by securities analysts, institutional investors, and other interested parties in analyzing operating performance and prospects.

Adjusted EBITDA and Adjusted EBITDA margin are key measures we use to assess our financial performance and are also used for internal planning and forecasting purposes. We believe Adjusted EBITDA and Adjusted EBITDA margin are helpful to investors, analysts, and other interested parties because they can assist in providing a more consistent and comparable overview of our operations across our historical financial periods. In addition, these measures are frequently used by analysts, investors, and other interested parties to evaluate and assess performance. We use Adjusted EBITDA and Adjusted EBITDA margin in conjunction with GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies, and to communicate with our board of directors concerning our financial performance. We believe that the presentation of certain measures adjusted for publisher bonuses are useful in understanding the ongoing results of our operations and for comparability to prior periods. These measures have certain limitations in that they do not include the impact of certain expenses that are reflected in our consolidated statement of operations that are necessary to run our business. Our definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Thus, our non-GAAP financial measures should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with GAAP.

AppLovin Corporation / 3Q22 Shareholder Letter	8

Key Metrics

We review the following key metrics on a regular basis to evaluate the health of our business, identify trends affecting our performance, prepare financial projections, and make strategic decisions.

Quarterly Key Metrics

Total Software Transaction Value. Software Platform revenue is from third-party clients using our Software Platform. We do not recognize revenue from our own spend on our Software Platform. Therefore, we use TSTV to measure the scale and growth rates of our Software Platform as it reflects the total value on our Software Platform including our first-party studios as though they were stand-alone businesses. Below is a reconciliation of our Business Software Platform Revenue to Total Software Transaction Value.

($ in thousands)	3Q 2022	3Q 2021
Software Platform Revenue	$306,592	$193,307
Software Platform fee collected from AppLovin Apps	$35,118	$82,312

Total Software Transaction Value	$341,710	$275,619

Software Platform Enterprise Clients. We focus on the number of Software Platform Enterprise Clients, which are third-party business clients from whom we have collected greater than $125,000 of revenue in the trailing twelve months to a given date. Software Platform Enterprise Clients generate the vast majority of our Software Platform Revenue and Software Platform Revenue growth.

Revenue Per Software Platform Enterprise Client (Revenue per SPEC). We define Revenue per SPEC as (i) the total revenue derived from our Software Platform Enterprise Clients in a twelve-month period, divided by (ii) Software Platform Enterprise Clients as of the end of that same period. Revenue per SPEC shows how efficiently we are monetizing each SPEC. We expect to increase Revenue per SPEC over time as we enhance our Software Platform and Apps.

The following table shows our Software Platform Enterprise Clients as of September 30, 2022, June 30, 2022, March 31, 2022, December 31, 2021, and September 30, 2021.

	3Q 2022	2Q 2022	1Q 2022	4Q 2021	3Q 2021
Software Platform Enterprise Clients (trailing 12 months)	538	503	447	380	292
Revenue per SPEC (thousands, trailing 12 months)	$1,903	$1,823	$1,701	$1,634	$1,593

Monthly Active Payers (MAPs). We define a MAP as a unique mobile device active on one of our apps in a month that completed at least one In-App Purchase (IAP) during that time period. A consumer who makes IAPs within two separate apps on the same mobile device in a monthly period will be counted as two MAPs. MAPs for a particular time period longer than one month are the average MAPs for each month during that period. We estimate the number of MAPs by aggregating certain data from third-party attribution partners. Some of our apps do not utilize such third-party attribution partners, and therefore, our MAPs figure for any period does not capture every user that completed an IAP on our apps. We estimate that our counted MAPs generated

AppLovin Corporation / 3Q22 Shareholder Letter	9

approximately 98% of our Consumer Revenue during the three months ending September 30, 2022, and as such, management believes that MAPs are still a useful metric to measure the engagement and monetization potential of our games.

Average Revenue Per Monthly Active Payer (ARPMAP). We define ARPMAP as (i) the total Consumer Revenue derived from our apps in a monthly period, divided by (ii) MAPs in that same period. ARPMAP for a particular time period longer than one month is the average ARPMAP for each month during that period. ARPMAP shows how efficiently we are monetizing each MAP.

	3Q 2022	3Q 2021
Monthly Active Payers (millions)	2.2	2.9
Average Revenue per Monthly Active Payer (ARPMAP)	$41	$44

Our key metrics are not based on any standardized industry methodology and are not necessarily calculated in the same manner or comparable to similarly titled measures presented by other companies. Similarly, our key metrics may differ from estimates published by third parties or from similarly titled metrics of our competitors due to differences in methodology. The numbers that we use to calculate TSTV, MAP, and ARPMAP are based on internal data. While these numbers are based on what we believe to be reasonable judgements and estimates for the applicable period of measurement, there are inherent challenges in measuring usage and engagement. We regularly review and may adjust our processes for calculating our internal metrics to improve their accuracy.

AppLovin Corporation / 3Q22 Shareholder Letter	10

AppLovin Corporation

Condensed Consolidated Balance Sheets

(in thousands, except for share and per share data)

	September 30, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$943,508	$1,520,504
Restricted cash equivalents	—	1,050,000
Accounts receivable, net	665,462	514,520
Prepaid expenses and other current assets	215,279	150,040

Total current assets	1,824,249	3,235,064
Property and equipment, net	71,345	63,608
Operating lease right-of-use assets	59,471	70,975
Goodwill	1,763,170	966,427
Intangible assets, net	1,889,163	1,709,347
Other assets	198,000	118,158

Total assets	$5,805,398	$6,163,579

Liabilities, redeemable noncontrolling interest, and stockholders’ equity
Current liabilities:
Accounts payable	$261,515	$258,220
Accrued liabilities	137,277	133,770
Licensed asset obligation	6,790	17,374
Short-term debt	33,310	25,810
Deferred revenue	65,433	78,930
Operating lease liabilities	13,587	18,392
Deferred acquisition costs, current	25,721	107,601

Total current liabilities	543,633	640,097
Long-term debt	3,184,221	3,201,834
Operating lease liabilities, non-current	54,151	62,498
Licensed asset obligation, non-current	—	8,039
Other non-current liabilities	141,491	112,820

Total liabilities	3,923,496	4,025,288
Redeemable noncontrolling interest	—	201
Stockholders’ equity:
Class A and Class B Common Stock, $0.00003 par value—1,700,000,000 (Class A 1,500,000,000 and Class B 200,000,000) shares authorized, 371,649,578 (Class A 292,986,956 and Class B 78,662,622) and 375,089,360 (Class A 296,426,738 and Class B 78,662,622) shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	11	11
Additional paid-in capital	3,112,224	3,160,487
Accumulated other comprehensive loss	(140,145)	(45,454)
Accumulated deficit	(1,090,188)	(976,954)

Total stockholders’ equity	1,881,902	2,138,090

Total liabilities, redeemable noncontrolling interest, and stockholders’ equity	$5,805,398	$6,163,579

AppLovin Corporation / 3Q22 Shareholder Letter	11

AppLovin Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenue	$713,099	$726,951	$2,114,751	$1,999,634
Costs and expenses:
Cost of revenue	300,988	254,052	886,697	722,966
Sales and marketing	196,785	285,224	719,014	816,200
Research and development	122,059	108,523	389,417	246,861
General and administrative	44,000	34,104	144,988	122,116

Total costs and expenses	663,832	681,903	2,140,116	1,908,143

Income (loss) from operations	49,267	45,048	(25,365)	91,491
Other income (expense):
Interest expense and loss on settlement of debt	(48,627)	(18,756)	(117,141)	(72,796)
Other income (expense), net	969	(9,217)	3,501	(997)

Total other expense	(47,658)	(27,973)	(113,640)	(73,793)

Income (loss) before income taxes	1,609	17,075	(139,005)	17,698
Provision for (benefit from) income taxes	(22,053)	16,933	(25,570)	13,767

Net income (loss)	23,662	142	(113,435)	3,931
Add: Net loss attributable to noncontrolling interest	109	36	201	149

Net income (loss) attributable to AppLovin	23,771	178	(113,234)	4,080

Less: Net income attributable to participating securities	(122)	(1)	—	(568)
Net income (loss) attributable to common stock—Basic	$23,649	$177	$(113,234)	$3,512

Net income (loss) attributable to common stock—Diluted	$23,653	$177	$(113,234)	$3,539

Net income (loss) per share attributable to common stock:

Basic	$0.06	$—	$(0.30)	$0.01

Diluted	$0.06	$—	$(0.30)	$0.01

Weighted average common shares used to compute net income (loss) per share attributable to common stock:
Basic	369,389,170	368,427,532	371,736,763	309,353,304

Diluted	378,462,207	384,324,785	371,736,763	327,426,792

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AppLovin Corporation

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2022	2021
Operating Activities
Net income (loss)	$(113,435)	$3,931
Adjustments to reconcile net income (loss) to operating activities:
Amortization, depreciation and write-offs	445,507	315,409
Amortization of debt issuance costs and discount	9,685	8,980
Stock-based compensation	143,943	91,828
Change in operating right-of-use asset	13,725	18,199
Other	2,133	3,237
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	(139,350)	(99,999)
Prepaid expenses and other current assets	(70,242)	(107,461)
Other assets	(4,616)	7,729
Accounts payable	(7,881)	49,345
Operating lease liabilities	(15,354)	(18,270)
Accrued and other liabilities	(2,645)	11,211
Deferred revenue	(11,905)	(7,303)

Net cash provided by operating activities	249,574	276,836

Investing Activities
Purchase of property and equipment	(621)	(962)
Acquisitions, net of cash acquired	(1,335,698)	(1,198,789)
Purchase of non-marketable investments and other	(56,546)	(15,000)
Proceeds from other investing activities	3,657	11,358
Capitalized software development costs	(4,546)	(2,859)

Net cash used in investing activities	(1,393,754)	(1,206,252)

Financing Activities
Proceeds from issuance of common stock in initial public offering, including cost reimbursement	—	1,745,228
Proceeds from debt issuance, net of issuance costs	—	844,729
Payments of debt principal	(17,482)	(711,482)
Payments of finance leases	(18,099)	(9,690)
Proceeds from exercise of stock options	21,733	25,486
Proceeds from the issuance of common stock under the Employee Stock Purchase Plan	3,663	—
Payments of deferred acquisition costs	(104,998)	(231,664)
Payments of licensed asset obligation	(17,374)	—
Repurchases of stock	(338,880)	—

Net cash provided by (used in) financing activities	(471,437)	1,662,607

Effect of foreign exchange rate on cash and cash equivalents	(11,379)	(809)

Net increase (decrease) in cash and cash equivalents	(1,626,996)	732,382
Cash, cash equivalents and restricted cash equivalents at beginning of the period	2,570,504	317,235

Cash and cash equivalents at end of the period	$943,508	$1,049,617

AppLovin Corporation / 3Q22 Shareholder Letter	13

AppLovin Corporation

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(in thousands)

The following table provides our Adjusted EBITDA and Adjusted EBITDA margin and a reconciliation of Net Income (Loss) to Adjusted EBITDA for the periods presented:

	3Q21	4Q21	1Q22	2Q22	3Q22
Revenue	$726,951	$793,470	$625,421	$776,231	$713,099
Net income (loss)	$142	$31,407	$(115,298)	$(21,799)	$23,662

Net Margin	0.0%	4.0%	(18.4)%	(2.8)%	3.3%
Interest expense and loss on settlement of debt, net	18,756	30,374	32,009	36,505	48,627
Other (income) expense, net[1]	103	(693)	(2,417)	(2,452)	(3,604)
Provision for (benefit from) income taxes	16,933	(2,794)	(42,684)	39,167	(22,053)
Amortization, depreciation and write-offs	119,436	115,654	128,989	152,688	163,830
Non-operating foreign exchange gain	(235)	(27)	(458)	(819)	(406)
Stock-based compensation	34,725	41,349	44,640	57,156	42,147
Acquisition-related expense and transaction bonus	1,066	2,827	14,814	1,921	4,317
Publisher bonuses[2]	—	3,227	209,635	—	—
MoPub acquisition transition services[3]	—		6,999	—	—
Restructuring costs	—	—	—	7,377	1,117
Change in the fair value of contingent consideration	(230)	—	—	—	—

Total adjustments	190,554	189,917	391,527	291,543	233,975

Adjusted EBITDA	$190,696	$221,324	$276,229	$269,744	$257,637

Adjusted EBITDA Margin	26.2%	27.9%	44.2%	34.8%	36.1%

[1]	Excludes recurring operational foreign exchange gains and losses and write-off of an investment that is included in amortization, depreciation and write-offs line item above.
[2]

In association with the MoPub acquisition, we incurred certain costs to incentivize publishers to migrate to our MAX mediation solution, including existing publishers of MoPub as well as publishers on other competitor offerings, and to retain certain existing MAX publishers. These costs were reflected as a reduction to revenue in the period. We have not historically incurred significant customer acquisition bonuses, nor do we currently intend to incur significant customer acquisition bonuses in the future. As such, we have removed the impact of these costs from Adjusted EBITDA.

[3]	Reflects one-time transition services provided by Twitter to AppLovin.

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AppLovin Corporation

Segment Information

(in thousands)

The following table provides selected financial data for our reportable segments for the periods indicated:

	3Q21	4Q21	1Q22	2Q22	3Q22
Revenue:
Software Platform	$193,307	$246,562	$118,840	$317,540	$306,592
Apps	533,644	546,908	506,581	458,691	406,507

Total Revenue	$726,951	$793,470	$625,421	$776,231	$713,099

Segment Adjusted EBITDA:
Software Platform	$130,663	$175,398	$235,555	$196,744	$190,256
Apps	60,033	45,926	40,674	73,000	67,381

Total Segment Adjusted EBITDA	$190,696	$221,324	$276,229	$269,744	$257,637

Interest expense and loss on settlement of debt, net	(18,756)	(30,374)	(32,009)	(36,505)	(48,627)
Other income (expense), net[1]	(103)	693	2,417	2,452	3,604
Amortization, depreciation and write-offs	(119,436)	(115,654)	(128,989)	(152,688)	(163,830)
Non-operating foreign exchange gain	235	27	458	819	406
Stock-based compensation	(34,725)	(41,349)	(44,640)	(57,156)	(42,147)
Acquisition-related expense and transaction bonus	(1,066)	(2,827)	(14,814)	(1,921)	(4,317)
Publisher bonuses[2]	—	(3,227)	(209,635)	—	—
MoPub acquisition transition services[3]	—	—	(6,999)	—	—
Restructuring Costs	—	—	—	(7,377)	(1,117)
Change in the fair value of contingent consideration	230	—	—	—	—

Income (loss) before provision for tax	$17,075	$28,613	$(157,982)	$17,368	$1,609

Segment Adjusted EBITDA Margin:
Software Platform	68%	71%	198%	62%	62%
Apps	11%	8%	8%	16%	17%

[1]	Note: Totals may not sum due to rounding.

Excludes recurring operational foreign exchange gains and losses and write-off of an investment that is included in amortization, depreciation and write-offs line item above.

[2]

In association with the MoPub Acquisition, we incurred certain costs to incentivize publishers to migrate to our MAX mediation solution including existing publishers of MoPub as well as publishers on other competitor offerings, and to retain certain existing MAX publishers. These costs were reflected as a reduction to revenue in the period. We have not historically incurred significant publisher migration costs, nor do we currently intend to incur significant publisher migration costs in the future. As such, we have removed the impact of these costs from Adjusted EBITDA.

[3]	Reflects one-time transition services provided by Twitter to AppLovin.

AppLovin Corporation / 3Q22 Shareholder Letter	15